NAME OF REGISTRANT

Franklin Investors Securities Trust
File No. 811-04986

EXHIBIT ITEM No. 77M: Mergers

Pursuant to an Agreement of Merger between Franklin Investors Securities Trust, on behalf of Franklin Total Return Fund ("Total Return Fund") and HSBC Investor Funds on behalf of HSBC Investor Core Plus Fixed Income Fund and HSBC Investor Intermediate Duration Fixed Income Fund ("HSBC Funds"), the Total Return Fund has acquired all of the property, assets and goodwill of the HSBC Funds on June 19, 2009, in exchange solely for shares of common stock of Total Return Fund and the distribution, pursuant to the Agreement of Merger, of the HSBC Funds shares of common stock to Total Return Fund.